Exhibit 99.17

ISSN 1718-8369

Volume 9, number 9	April 24, 2015

AS AT JANUARY 31, 2015

Highlights for January 2015

—    Budgetary revenue totalled $5.6 billion in January, up $114 million compared to last year. Own-source revenue was $4.2 billion, up $147 million, while federal transfers totalled $1.4 billion, a decrease of $33 million.

—    Program spending amounted to $5.4 billion, up $106 million from last year.

—    Debt service stood at $647 million, down $45 million compared to last year.

—    Taking into account the deposit of $146 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $579 million for January 2015.

On the basis of the cumulative results as at January 31, 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $1.6 billion.

Summary of consolidated budgetary transactions (millions of dollars)	(Unaudited data)

	January		April to January			Budget 2015-2016
	2014 (1)	2015	2013-2014 (1)	2014-2015	Change (%)	2014-2015	Forecast growth (%)

Budgetary revenue

Own-source revenue	4 073	4 220	43 494	44 539	2.4	54 339	2.1

Federal transfers	1 430	1 397	13 830	13 923	0.7	16 832	1.8

Total	5 503	5 617	57 324	58 462	2.0	71 171	2.0

Budgetary expenditure

Program spending	–5 259	–5 365	–53 011	–53 913	1.7	–65 704	2.1

Debt service	–692	–647	–7 024	–6 791	–3.3	–8 164	–3.2

Total	–5 951	–6 012	–60 035	–60 704	1.1	–73 868	1.5

Consolidated entities(2)

Non-budget-funded bodies and special funds	43	–162	837	853	—	426	—

Health and social services and education networks	–21	–22	–207	–167	—	–79	—

Generations Fund	142	146	895	993	—	1 253	—

Total	164	–38	1 525	1 679	—	1 600	—

Surplus (Deficit)	–284	–433	–1 186	–563	—	–1 097	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–142	–146	–895	–993	—	–1 253	—

BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	–426	–579	–2 081	–1 556	—	–2 350	—

Note:

The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.20 of The Québec Economic Plan of the March 2015 budget.

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at January 31, 2015

¡	Budgetary balance

For the period from April 2014 to January 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $1.6 billion.

For fiscal 2014-2015 as a whole, Budget 2015-2016 maintains the forecast of a budgetary balance in deficit by $2 350 million.

¡	Budgetary revenue

As at January 31, 2015, budgetary revenue amounted to $58.5 billion, an increase of $1.1 billion, or 2.0%, compared to January 31, 2014.

—	Own-source revenue stood at $44.5 billion, up $1.0 billion from the same time last year.

—	Federal transfers amounted to $13.9 billion, up $93 million compared to January 31, 2014.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $60.7 billion, an increase of $669 million, or 1.1%, over last year.

—	For the period from April 2014 to January 2015, program spending rose by $902 million, or 1.7%, reaching $53.9 billion.

—

The most significant changes were an increase in program spending of the Health and Social Services mission ($950 million) and the Education and Culture mission ($251 million), and a decrease in program spending of the Economy and Environment mission ($322 million).

—	Debt service amounted to $6.8 billion, a decrease of $233 million, or 3.3%, compared to last year.

¡	Consolidated entities

As at January 31, 2015, the results of consolidated entities showed a surplus of $1.7 billion. These results included:

—	a surplus of $853 million for non-budget-funded bodies and special funds;

—	a $167-million deficit for the health and social services and education networks;

—	dedicated revenue of $993 million for the Generations Fund.

¡	Net financial requirements

As at January 31, 2015, consolidated net financial requirements stood at $6.9 billion, an increase of $2.1 billion compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)

	January			April to January
	2014 (1)	2015	Change	2013-2014 (1)	2014-2015	Change
Budgetary revenue
Own-source revenue	4 073	4 220	147	43 494	44 539	1 045
Federal transfers	1 430	1 397	–33	13 830	13 923	93
Total	5 503	5 617	114	57 324	58 462	1 138
Budgetary expenditure
Program spending	–5 259	–5 365	–106	–53 011	–53 913	–902
Debt service	–692	–647	45	–7 024	–6 791	233
Total	–5 951	–6 012	–61	–60 035	–60 704	–669
Consolidated entities(2)
Non-budget-funded bodies and special funds	43	–162	–205	837	853	16
Health and social services and education networks	–21	–22	–1	–207	–167	40
Generations Fund	142	146	4	895	993	98
Total	164	–38	–202	1 525	1 679	154
Surplus (Deficit)	–284	–433	–149	–1 186	–563	623
Consolidated non-budgetary surplus (requirements)	3 112	576	–2 536	–3 609	–6 309	–2 700
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 828	143	–2 685	–4 795	–6 872	–2 077

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)						(Unaudited data)
	January					April to January
Revenue by source	2014		2015		Change (%)	2013-2014		2014-2015		Change (%)
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 559		1 115		–28.5	16 326		16 336		0.1

Contributions to Health Services Fund	581		502		–13.6	5 674		5 722		0.8

Corporate taxes	119		241		102.5	2 083		2 154		3.4

Consumption taxes	855		1 423		66.4	13 924		14 890		6.9

Other sources	128		117		–8.6	1 360		1 372		0.9

Total own-source revenue excluding government enterprises	3 242		3 398		4.8	39 367		40 474		2.8

Revenue from government enterprises	831		822		–1.1	4 127		4 065		–1.5

Total own-source revenue	4 073		4 220		3.6	43 494		44 539		2.4

Federal transfers

Equalization	653		774		18.5	6 528		7 738		18.5

Health transfers	454		405	(1)	–10.8	4 375		4 035	(1)	–7.8	(1)

Transfers for post-secondary education and other social programs	129		133		3.1	1 277		1 323		3.6

Other programs	108		85		–21.3	786		827		5.2

Subtotal	1 344		1 397		3.9	12 966		13 923		7.4

Harmonization of the QST with the GST – Compensation	86	(2)	—		—	864	(2)	—		—

Total federal transfers	1 430		1 397		–2.3	13 830		13 923		0.7

BUDGETARY REVENUE	5 503		5 617		2.1	57 324		58 462		2.0

(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was allocated in 2014-2015 to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has already been deducted from the health transfers. Were it not for the allocation, the change would be 0.4% instead of -7.8%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as spending funded by the compensation is recognized. Consequently, the payment of $1 467 million received in that respect in 2013-2014 was spread over 2013-2014 at $86 million a month for debt service expenditure and at $36 million a month for FINESSS.

General fund expenditure
(millions of dollars)				(Unaudited data)

	January			April to January

Expenditure by mission	2014 (1),(2)	2015	Change (%)	2013-2014 (1),(2)	2014-2015	Change (%)

Program spending

Health and Social Services	2 456	2 659	8.3	25 679	26 629	3.7

Education and Culture	1 585	1 620	2.2	14 289	14 540	1.8

Economy and Environment	358	257	–28.2	4 504	4 182	–7.1

Support for individuals and families	519	510	–1.7	5 254	5 301	0.9

Administration and Justice	341	319	–6.5	3 285	3 261	–0.7

Total program spending	5 259	5 365	2.0	53 011	53 913	1.7

Debt service	692	647	–6.5	7 024	6 791	–3.3

BUDGETARY EXPENDITURE	5 951	6 012	1.0	60 035	60 704	1.1

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes made by the Ministère de l’Éducation, du Loisir et du Sport and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Certain expenditures were reclassified between missions to take into account the transition to the 2014-2015 budgetary structure as of September 2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)							(Unaudited data)

	January 2015

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	887	146	49	696	1 811	—	3 589	–1 717	1 872

Expenditure

Expenditure	–714	—	–49	–696	–1 862	–22	–3 343	1 619	–1 724

Debt service	–203	—	—	—	–81	—	–284	98	–186

Total	–917	—	–49	–696	–1 943	–22	–3 627	1 717	–1 910

RESULTS	–30	146	—	—	–132	–22	–38	—	–38

	April 2014 to January 2015

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	9 168	993	776	5 199	19 094	—	35 230	–19 087	16 143

Expenditure

Expenditure	–6 977	—	–776	–5 199	–17 858	–167	–30 977	18 180	–12 797

Debt service	–1 791	—	—	—	–783	—	–2 574	907	–1 667

Total	–8 768	—	–776	–5 199	–18 641	–167	–33 551	19 087	–14 464

RESULTS	400	993	—	—	453	–167	1 679	—	1 679

(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, as at February 28, 2015, will be published on May 22, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.